Exhibit 10.20

LIMITED PERSONAL GUARANTY AGREEMENT

DOCUMENT PG-12122013

This Limited Personal Guaranty Agreement (this “Guaranty Agreement”), dated December 13, 2013, is by and among Silver Falcon Mining, Inc., a Delaware corporation (the “Company”), JMJ Financial (the “Purchaser”), and Pierre Quilliam (the “Guarantor”).  This Guaranty Agreement applies to the $111,000 Promissory Note issued by the Company to the Purchaser with an Effective Date of December 13, 2013 (the “Note”).  All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Note.

1.   Limited Guarantee.  Guarantor fully guarantees (i) the Company’s obligations to deliver shares of common stock of the Company pursuant to the terms of Section 2 of the Note, (ii) the Company’s obligations to pay penalties for conversion delays pursuant to Section 3 of the Note, and (iii) the Company’s obligation to pay the Mandatory Default Amount under Section 8 of the Note in the event of the Company’s failure to deliver shares of common stock of the Company in accordance with the terms of the Note.  For purposes of clarification, (i) Guarantor’s guarantee applies only in the event the Purchaser elects to convert all or part of the outstanding and unpaid Principal Sum and accrued interest (and any other fees) into shares of fully paid and non-assessable shares of common stock of the Company, and (ii) the Guarantor’s guarantee is limited to (A) payment of any penalties on such conversions from conversion delays, and (B) in the event of a default under the Note due to the Company’s failure to pay (by delivery of shares upon a conversion) principal, interest, or any other amount under the Note, payment of the Mandatory Default Amount in an amount equal to the outstanding principal amount of the Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher VWAP.  Guarantor’s guarantee shall not apply to the extent that the Company is unable to deliver shares of common stock due to an SEC or other regulatory or legal proceeding against the Company that explicitly prohibits the Company from issuing shares of common stock.

2.  Termination of Guarantee.  Guarantor’s guarantee shall terminate on the date that Guarantor ceases to be an officer, director, or 5% or greater shareholder of the Company, provided, however, that Guarantor’s guarantee shall continue to exist and Guarantor shall continue to remain liable for any amounts attributable to conversion delays or events of default that occur on or before the date of termination, regardless of whether Purchaser has demanded payment of such amount on or before the termination date.

3.  Governing Law.  This Guaranty Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to the principles of conflict of laws thereof.  Any action brought by any party against the other concerning the transactions contemplated by this Guaranty Agreement shall be brought only in the state courts of Florida or in the federal courts located in Miami-Dade County, in the State of Florida.  Both the parties and the individuals signing this Guaranty Agreement agree to submit to the jurisdiction of such courts.

Company:

Guarantor:

Purchaser:

Silver Falcon Mining, Inc.

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Pierre Quilliam

Pierre Quilliam

JMJ Financial / Its Principal

Chief Executive Officer